EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—April 22, 2019—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the three months ended March 31, 2019.

Net income for the three months ended March 31, 2019 of $1.227 million, or $0.25 per share-basic and diluted, a decrease of $488 thousand from a net income of $1.772 million, or $0.36 per share-basic and diluted for the same quarter in 2018. The majority of the decrease relates to an increase in the interest paid on interest bearing liabilities partially offset by an increase in interest income and a decrease in non-interest expense.

Net interest income for the first quarter of 2019, after the provision for loan losses, was $6.015 million, approximately 14.6% lower than the same period in 2018. The provision for loan losses for the three months ended March 31, 2019 was $195 thousand compared to a reversal of provision for loan losses of $237 thousand for the same period in 2018. The increase in the provision reflects management’s estimate of inherent losses in the loan portfolio including the impact of current local and national economic conditions and an increase in total loans outstanding. The net interest margin was 2.74% for the first quarter of 2019 compared to 3.09% for the same period in 2018. This decrease was due to both an increase in interest rates paid on interest bearing liabilities partially offset by an increase in yields on interest bearing assets.

Non-interest income decreased in the first quarter of 2019 by $53 thousand, or 2.5%, while non-interest expenses decreased $408 thousand, or 5.8%, compared to the same period in 2018. The decrease in non-interest income was mainly the result of a decrease in service charges on checking accounts and other non-interest income partially offset by an increase in service charges and fees. Non-interest expense decreased due to a decrease in salaries and employee benefits, occupancy expense and other non-interest expenses. The decrease in non-interest expense was due to an overall focus on cost containment.

Total assets as of March 31, 2019 increased to $1.057 billion, up $98.762 million, or 10.3%, when compared to $958.630 million at December 31, 2018. Deposits increased by $83.938 million, or 11.0%, and loans, net of unearned income, increased by $18.193 million, or 4.2%, when compared to December 31, 2018. The increase in loans, net of unearned income, was due to new loan demand in excess of loan paydowns. Non-performing assets increased by $126 thousand to $13.478 million at March 31, 2019 as compared to $13.352 million at December 31, 2018, due to an increase in non-accrual loans partially offset by a decrease in loans 90 days or more past due and still accruing interest.

During the three months ended March 31, 2019, the Company paid dividends totaling $0.24 per share.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-four banking locations in fourteen counties in East Central and South Mississippi and a Loan Production Office in Oxford, Mississippi to offer loan services to north Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet banking services are available at the Bank’s website, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	For the Three Months Ending
	March 31 2019	December 31 2018	March 31 2018
INTEREST INCOME
Loans, including fees	$5,450	$5,375	$4,717
Investment securities	2,699	2,670	2,823
Other interest	235	48	60

	8,384	8,093	7,600

INTEREST EXPENSE
Deposits	1,729	1,084	501
Other borrowed funds	445	585	294

	2,174	1,669	795

NET INTEREST INCOME	6,210	6,424	6,805
PROVISION FOR (REVERSAL OF)
LOAN LOSSES	195	193	(237)

NET INTEREST INCOME AFTER PROVISION FOR (REVERSAL OF) LOAN LOSSES	6,015	6,231	7,042

NON-INTEREST INCOME
Service charges on deposit accounts	1,097	1,180	1,144
Other service charges and fees	684	732	668
Other non-interest income	266	288	288

	2,047	2,200	2,100

NON-INTEREST EXPENSE
Salaries and employee benefits	3,547	3,519	3,668
Occupancy expense	1,423	1,357	1,525
Other non-interest expense	1,670	1,900	1,855

	6,640	6,776	7,048

NET INCOME BEFORE TAXES	1,422	1,655	2,094

INCOME TAX EXPENSE (BENEFIT)	195	(60)	322

NET INCOME	$1,227	$1,715	$1,772

Earnings (loss) per share – basic	$0.25	$0.35	$0.36

Earnings (loss) per share – diluted	$0.25	$0.35	$0.36

Dividends Paid	$0.24	$0.24	$0.24

Average shares outstanding – basic	4,892,530	4,892,530	4,882,705

Average shares outstanding – diluted	4,895,128	4,896,201	4,888,507

	For the Period Ended,
	March 31, 2019	December 31, 2018	March 31, 2018
Period End Balance Sheet Data:
Total assets	$1,057,392	$958,630	$976,041
Total earning assets	984,794	885,416	897,290
Loans, net of unearned income	447,470	429,277	408,183
Allowance for loan losses	3,560	3,372	2,725
Total deposits	840,160	756,222	785,627
Short-term borrowings	–	–	–
Long-term borrowings	11	15	22
Shareholders’ equity	90,579	83,866	82,033
Book value per share	$18.51	$17.09	$16.76

Period End Average Balance Sheet Data:
Total assets	$1,006,484	$971,893	$986,614
Total earning assets	929,677	894,099	904,810
Loans, net of unearned income	435,033	418,136	406,838
Total deposits	803,278	760,992	768,462
Short-term borrowings	–	20,986	1,078
Long-term borrowings	13	512	9,245
Shareholders’ equity	86,136	83,907	88,267

Period End Non-performing Assets:
Non-accrual loans	$10,018	$9,839	$7,697
Loans 90+ days past due and accruing	20	73	8
Other real estate owned	3,440	3,440	3,435

	As of
	March 31, 2019	December 31, 2018	March 31, 2018
Year to Date Net charge-offs as a percentage of average net loans	0.00%	0.00%	0.01%

Year to Date Performance Ratios:
Return on average assets(1)	0.49%	0.69%	0.72%
Return on average equity(1)	5.70%	7.95%	8.03%

Year to Date Net Interest
Margin (tax equivalent)(1)	2.74%	3.05%	3.09%

(1)	Annualized

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com